Western New England Bancorp, Inc. 8-K

Exhibit 99.1

For further information contact:
James C. Hagan, President and CEO
Guida R. Sajdak, Executive Vice President and CFO
Meghan Hibner, Vice President and Investor Relations Officer
413-568-1911

WESTERN NEW ENGLAND BANCORP, INC. REPORTS RESULTS FOR THREE AND SIX MONTHS ENDED JUNE 30, 2020 AND DECLARES QUARTERLY CASH DIVIDEND

Westfield, Massachusetts, July 28, 2020: Western New England Bancorp, Inc. (the “Company” or “WNEB”) (NasdaqGS: WNEB), the holding company for Westfield Bank (the “Bank”), announced today the unaudited results of operations for the three and six months ended June 30, 2020. For the three months ended June 30, 2020, the Company reported net income of $2.0 million, or $0.08 diluted earnings per share, compared to net income of $3.3 million, or $0.12 diluted earnings per share, for the three months ended June 30, 2019. On a linked quarter basis, net income was $2.0 million, or $0.08 diluted earnings per share, as compared to net income of $2.1 million, or $0.08 diluted earnings per share, for the three months ended March 31, 2020. For the six months ended June 30, 2020, net income was $4.1 million, or $0.16 diluted earnings per share, compared to net income of $6.7 million, or $0.25 diluted earnings per share, for the six months ended June 30, 2019.

The Company also announced that the Board of Directors declared a quarterly cash dividend of $0.05 per share, payable on or about August 26, 2020 to shareholders of record on August 12, 2020.

James C. Hagan, President and Chief Executive Officer stated, “As an essential business in our community, over the past few months, we have adapted and greatly changed the way we service our customers and support our staff. Most of our workforce has been effectively working remotely, while our branch staff, mortgage and commercial departments have been on-site processing and closing loans and servicing customers. As businesses re-open and the community adapts to the challenges presented by COVID-19, we were happy to announce the re-opening of our branch lobbies on June 29, 2020. Our management and staff were excited to welcome our customers back to our branch lobbies. In order to maintain social distancing, we continue to encourage appointments as well as the use of our drive-up tellers, ATMs and electronic banking services, whenever possible.”

“As we mentioned last quarter, virtually every industry has been adversely affected by the global health crisis caused by the spread of COVID-19, which has set off the current financial crisis. Despite the current economic challenges, we increased loans and core deposits, which continued to progress along nicely over the last few quarters. Core deposits, which include non-interest bearing demand accounts, increased $294.0 million, or 28.7%, since December 31, 2019. We closed and funded over $221 million in SBA Payroll Protection Program (“PPP”) loans over a 15-week period, which demonstrates our commitment to support our customers during these unprecedented times. In order to protect the net interest margin, we continue to carefully manage liability costs to offset the decrease in asset yields after the Federal Reserve Bank cut interest rates by 150 basis points in March to support the economy. We were able to bring down the cost of time deposits from 2.08% for the three months ended March 31, 2020 to 1.87% for the three months ended June 30, 2020. During the same period, Federal Home Loan Bank (“FHLB”) borrowing costs decreased 19 basis points.

We are pleased to announce that on Monday, July 6, 2020, we opened our Bloomfield, Connecticut branch, and on Tuesday, July 21, 2020, we opened our Financial Services Center in West Hartford, Connecticut. The West Hartford Financial Services Center serves as our Connecticut hub, housing Commercial Lending, Cash Management and a Mortgage Loan Officer. In addition, on February 25, 2020, we opened our branch in Huntington, Massachusetts, and through June 30, 2020, the Huntington branch has reported $20.0 million in deposits, of which 82% are core deposit accounts.”

Mr. Hagan concluded, “I would like to personally thank our employees and the Board of Directors for their exceptional work and commitment over the last several months. During these unprecedented times, Westfield Bank is committed to supporting our staff, customers and the communities we serve.”

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COVID-19 Response and Actions:

As a Preferred Lender with the Small Business Administration (“SBA”), the Company was in a position to react immediately to the PPP component of the March 27, 2020 $2.2 trillion fiscal stimulus bill known as the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”) launched by the Treasury and the SBA. As of June 30, 2020, the Company received funding approval from the SBA for over 1,358 applications totaling approximately $221.9 million, with processing fees estimated to total approximately $7.1 million. On June 5, 2020, the Paycheck Protection Program Flexibility Act (“Flexibility Act”) was signed into law and extended the June 30, 2020 safe harbor date to December 31, 2020. If borrowers exercise the safe harbor option and return the PPP loan proceeds before December 31, 2020, we are required to return the processing fee to the SBA.

In addition to participating in the PPP, the Company granted deferred loan payments for impacted commercial, residential and consumer customers who have experienced financial hardship due to COVID-19. The loan payment deferrals can be up to 90 days, depending upon the financial needs of each customer. Further deferrals will be re-evaluated on a customer-by-customer basis upon the expiration of the existing deferral period. As of June 30, 2020, the deferred loan payment commitments totaled $261.0 million (525 loans), for which principal and interest payments were deferred. The deferred loan payment commitments represented 15% of the total loan portfolio, excluding PPP loans, as of June 30, 2020. Loan payment deferrals by loan type were as follows:

Loan Segment	Outstanding Balance at June 30, 2020	Modification Balance	# of Loans Modified	Balance as a % of Total Loan Segment	Balances Returned to P&I and Made First Payment (2)	% Returned to P&I and Made First Payment	# of Loans Returned to P&I(2)
	(In millions)				(In millions)
Commercial real estate	$832.7	$200.0	131	24.0%	$71.6	35.8%	54
Commercial and industrial (1)	231.1	19.1	162	8.3%	9.7	50.8%	117
Residential real estate (3)	710.6	41.7	219	5.9%	19.2	46.1%	107
Consumer	5.3	0.2	13	3.8%	0.1	50.0%	10
Total	$1,780.0	$261.0	525	14.7%	$100.6	38.5%	288

(1)	Excludes PPP loans and deferred fees
(2)	Data as of July 27, 2020
(3)	Residential includes home equity loans and lines of credit

As of July 28, 2020, of the $261.0 million of modifications granted (525 accounts), $100.6 million, or 38.5%, (288 accounts) made their first principal and interest payment after returning to regular payments, $16.7 million, or 6.4%, have been approved for a 30-60 day extension and $2.6 million, or 1.0%, are past due. The remaining $141.1 million, or 54.1% are complying with the terms of their agreement.

The Company is continuing to monitor COVID-19’s impact on its business and its customers, however, the extent to which COVID-19 will impact its results and operations will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the scope, severity and duration of the pandemic, the actions taken to contain the pandemic or mitigate its impact, and the direct and indirect economic effects of the pandemic and containment measures.

In response to the significant stress experienced in the economy due to widespread business shutdowns and interruptions related to COVID-19, the Company allocated a provision for loan losses of $4.6 million for the six months ended June 30, 2020. Management believes it prudent to proactively increase the allowance given the significant stress experienced in the economy due to widespread business shutdowns and interruptions related to COVID-19, coupled with the Company’s belief that these stresses will continue at some levels for the next few quarters.

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On March 23, 2020, the Governor of Massachusetts issued an emergency order requiring all businesses and organizations that do not provide COVID-19 essential services to close their physical workplaces and facilities to workers, customers and the public from March 24, 2020 until April 7, 2020, which was subsequently extended to May 18, 2020. The order has put significant pressure on the local business community.  The Company’s market area has implemented a four phase re-open plan. State and local governments are closely monitoring key public health data as the situation continues to evolve. As of July 8, 2020, Massachusetts is now in Phase 3 of the re-opening plan and has not seen a significant spike in cases since the implementation began. The continued progression has allowed businesses to re-open and service customers with restrictions in place. Under the final phase, the “new normal,” businesses will not be allowed to open until an effective treatment or vaccine is discovered.

Key Highlights:

Loans and Deposits: At June 30, 2020, total loans were $2.0 billion, an increase of $223.5 million, or 12.6%, from December 31, 2019. Excluding PPP loans of $221.9 million, total loans increased $1.6 million, or 0.01%, from December 31, 2019. Total deposits increased $270.0 million, or 16.1%, from $1.7 billion at December 31, 2019 to $1.9 billion at June 30, 2020. Specifically, core deposits, which include non-interest bearing demand accounts, increased $294.0 million, or 28.7%, from $1.0 billion, or 61.1% of total deposits, at December 31, 2019, to $1.3 billion, or 67.7% of total deposits at June 30, 2020.

Allowance for Loan Losses and Credit Quality: At June 30, 2020, the allowance for loan losses as a percentage of total loans and as a percentage of non-performing loans was 0.91% and 175.5%, respectively. At June 30, 2020, non-performing loans totaled $10.4 million, or 0.59% of total loans excluding PPP loans, compared to $14.9 million, or 0.87% of total loans, at June 30, 2019, and $9.9 million, or 0.56% of total loans, at December 31, 2019. In efforts to maintain our asset quality, we are proactively reaching out to borrowers to assist them with any unexpected challenges they may be facing due to the COVID-19 pandemic.

Net Interest Margin: The net interest margin was 2.74% for the three months ended June 30, 2020 compared to 2.87% for the three months ended March 31, 2020. The net interest margin, on a tax-equivalent basis, was 2.76% for the three months ended June 30, 2020, compared to 2.89% for the three months ended March 31, 2020. Excluding PPP income of $1.3 million, the net interest margin was 2.70% for the three months ended June 30, 2020. The decrease in the net interest margin during the three months ended June 30, 2020, was due to the full impact of the Federal Reserve Bank’s 150 basis point emergency rate cut in March of 2020. Interest rates are at historically low levels. For example:

•	The average Wall Street Journal Prime Rate was 3.25% for the second quarter of 2020, down 115 basis points from 4.40% for the first quarter of 2020, and down 158 basis points from 4.83% for the fourth quarter of 2019.

•	The average fed funds rate was 0.25% for the second quarter of 2020, compared to 1.40% for the first quarter of 2020 and 1.83% for the fourth quarter of 2019.

•	The average 10 year Treasury rate was 0.69% for the second quarter of 2020, down 70 basis points from 1.39% for the first quarter of 2020 and down 39 basis points from the fourth quarter of 2019.

We continue to focus on lowering the cost of all funding to offset the decline in asset yields and are focused on acquiring the most cost-effective sources of funding while attracting low-cost core deposits. During the three months ended June 30, 2020, the cost of deposits decreased 19 basis points from 1.01% during the three months ended March 31, 2020 to 0.82% and decreased 23 basis points from the three months ended December 31, 2019.

Repurchases: During the six months ended June 30, 2020, the Company repurchased 1,009,731 shares of common stock under its previously announced repurchase plan (the “2019 Plan”). At June 30, 2020, there were 117,135 shares available to repurchase under the 2019 Plan. On March 24, 2020, the Board of Directors approved a suspension of the 2019 Plan in response to the COVID-19 pandemic. This action is effective until further notice, but the Company retains the ability to reinstate its buyback program as soon as circumstances warrant.

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Capital Management: Book value per share was $8.95 at June 30, 2020, compared to $8.74 at December 31, 2019, while tangible book value per share increased $0.20, or 2.5%, from $8.14 at December 31, 2019 to $8.34 at June 30, 2020. As of June 30, 2020, the Company’s and the Bank’s regulatory capital ratios continued to exceed the levels required to be considered “well-capitalized” under federal banking regulations.

Net Income for the Three Months Ended June 30, 2020 Compared to the Three Months Ended March 31, 2020

The Company reported net income of $2.0 million, or $0.08 diluted earnings per share, for the three months ended June 30, 2020, compared to net income of $2.1 million, or $0.08 diluted earnings per share, for the three months ended March 31, 2020. Return on average assets and return on average equity were 0.35% and 3.54%, respectively, for the three months ended June 30, 2020, as compared to 0.38% and 3.62%, respectively, for the three months ended March 31, 2020.

Net Interest Income and Net Interest Margin

On a sequential quarter basis, net interest income increased $539,000, or 3.7%, to $15.1 million for the three months ended June 30, 2020, from $14.6 million for the three months ended March 31, 2020. The increase in net interest income was due a decrease in interest expense of $599,000, or 10.3%, partially offset by a decrease in interest and dividend income of $60,000, or 0.3%. The decrease in interest expense was primarily due to a $419,000, or 9.9%, decrease in interest expense on deposits and a decrease of $180,000, or 11.2%, in interest expense on FHLB borrowings. During the three months ended June 30, 2020, interest and dividend income included $1.3 million in interest income and origination fees from the PPP loan originations. Excluding PPP, net interest income decreased $707,000, or 4.9%, from the three months ended March 31, 2020 to the three months ended June 30, 2020.

The net interest margin was 2.74% for the three months ended June 30, 2020, compared to 2.87% for the three months ended March 31, 2020. The net interest margin, on a tax-equivalent basis, was 2.76% for the three months ended June 30, 2020, compared to 2.89% for the three months ended March 31, 2020. Excluding interest and fee income from PPP loans of $1.3 million, the net interest margin was 2.70% for the three months ended June 30, 2020. The decrease in the net interest margin was due to the continuing trend of market interest rates falling to historically low levels.

The average yield on interest-earning assets was 3.71% for the three months ended June 30, 2020, compared to 4.04% for the three months ended March 31, 2020. The average loan yield was 3.92% for the three months ended June 30, 2020, compared to 4.26% for the three months ended March 31, 2020. Excluding PPP interest and fee income of $1.3 million, the average yield on interest-earning assets decreased 30 basis points from 4.04% for the three months ended March 31, 2020 to 3.74% for the three months ended June 30, 2020 and the average loan yield decreased to 3.97%.

The average cost of funds, including non-interest bearing accounts, decreased 21 basis points from 1.22% for the three months ended March 31, 2020 to 1.01% for the three months ended June 30, 2020. The average cost of core deposits, including non-interest bearing demand deposits, decreased six basis points to 27 basis points for the three months ended June 30, 2020, from 33 basis points for the three months ended March 31, 2020. The average cost of time deposits decreased 21 basis points from 2.08% for the three months ended March 31, 2020 to 1.87% for the three months ended June 30, 2020. The average cost of borrowings decreased 19 basis points from 2.78% for the three months ended March 31, 2020 to 2.59% for the three months ended June 30, 2020. Average demand deposits, an interest-free source of funds, increased $116.3 million, or 29.9%, from $388.6 million, or 23.0% of total average deposits, for the three months ended March 31, 2020, to $504.9 million, or 27.0% of total average deposits, for the three months ended June 30, 2020.

During the three months ended June 30, 2020, average interest-earning assets increased $171.2 million, or 8.4%, to $2.2 billion, primarily due to an increase in average loans of $177.3 million, or 9.9%. Excluding average PPP loans of $153.0 million, average interest-earning assets and average loans increased $18.2 million, or 0.9% and $24.3 million, or 1.4%, respectively, from the three months ended March 31, 2020 to the three months ended June 30, 2020.

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Provision for Loan Losses

For the three months ended June 30, 2020, the provision for loan losses increased $350,000, or 16.7%, to $2.5 million, from $2.1 million for the three months ended March 31, 2020. The Company recorded net charge-offs of $34,000 for the three months ended June 30, 2020, as compared to net charge-offs of $365,000 for the three months ended March 31, 2020.

At June 30, 2020, non-performing loans totaled $10.4 million, or 0.52% of total loans and total delinquency as a percentage of total loans was 0.60%. Excluding PPP loans of $221.9 million, non-performing loans to total loans was 0.59% and total delinquency as a percentage of total loans was 0.68%.

Management believes it prudent to proactively increase the allowance for loan losses given the significant stress experienced in the economy due to widespread business shutdowns and interruptions related to COVID-19, coupled with the Company’s belief that these stresses will continue at some levels for the next few quarters. On March 23, 2020, the Governor of Massachusetts issued an emergency order requiring all businesses and organizations that do not provide COVID-19 essential services to close their physical workplaces and facilities to workers, customers and the public from March 24, 2020 until April 7, 2020, which was subsequently extended to May 18, 2020. The order has put significant pressure on the local business community.  The Company’s market area has implemented a four phase re-open plan. State and local governments are closely monitoring key public health data as the situation continues to evolve. As of July 8, 2020, Massachusetts is now in Phase 3 of the re-opening plan and has not seen a significant spike in cases since the implementation began. The continued progression has allowed businesses to re-open and service customers with restrictions in place. Under the final phase, the “new normal,” businesses will not be allowed to open until an effective treatment or vaccine is discovered.

The Company allocated a provision for loan losses of $4.6 million for the six months ended June 30, 2020. This increase was based on management’s evaluation of certain qualitative factors included in the determination of the allowance, primarily as a result of the abrupt slowdown in commercial economic activity resulting from actions announced by the State of Massachusetts to close all non-essential businesses in the state as well as the dramatic rise in the unemployment rate. To date, these shutdowns have had more significant impacts in certain sectors of the economy than others. As a result, the Company established a special COVID-19 pandemic provision to build reserves resulting from the economic effects the pandemic may have on multiple industries, with the largest impacts expected to be, but not limited to: hospitality, retail, restaurant and food service.  The increase in the provision for the six months ended June 30, 2020 related to COVID-19 factors was $1.5 million. For a breakout of the Company’s credit concentration, please see the “Credit Quality” section in this release. Management will continue to closely monitor portfolio conditions and reevaluate the adequacy of the allowance. While the level of payment deferrals and PPP loan assistance will reduce the short-term risk in the Bank’s loan portfolio, management expects some risk rating downgrades and the potential for an increase in charge-offs in future periods.

Non-Interest Income

On a sequential quarter basis, non-interest income decreased $438,000, or 17.3%, to $2.1 million for the three months ended June 30, 2020, from $2.5 million for the three months ended March 31, 2020. The decrease was primarily due to a decrease in service charges and fees of $215,000, or 12.1%, and a $185,000 decrease in other non-interest income from swap fees on commercial loans. The decrease in service charges and fees was due to a $197,000, or 48.8%, decrease in non-sufficient funds (“NSF”) and overdraft charges, primarily due to the increase in checking account balances of $178.4 million, or 38.6%. The decrease was partially offset by an increase in debit card interchange of $106,000, or 16.5%, due to increased volumes, with the most significant improvement in retail spending. Debit card interchange activity decreased in retail, restaurant, entertainment and gas service stations for the three months ended June 30, 2020, and travel, entertainment and restaurant sales continue to be down in the second quarter compared to the first quarter of 2020.

During the three months ended June 30, 2020, the Company reported unrealized gains on marketable equity securities of $35,000 and realized gains on the sale of securities of $13,000, compared to unrealized gains on marketable equity securities of $102,000 and realized gains on the sale of securities of $23,000 during the three months ended March 31, 2020. Income from bank-owned life insurance increased $39,000, or 8.8%, from the three months ended March 31, 2020 to the three months ended June 30, 2020.

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Non-Interest Expense

For the three months ended June 30, 2020, non-interest expense decreased $69,000, or 0.6%, to $12.2 million, or 2.09% of average assets, from $12.3 million, or 2.27% of average assets, for the three months ended March 31, 2020. During the same period, FDIC insurance expense increased $137,000, or 90.7%, and professional fees increased $38,000, or 6.3%. The increase in FDIC insurance expense was due to a decrease of $92,000 in the FDIC small bank assessment credits. At March 31, 2020, the Company fully utilized its small bank assessment credits. Occupancy expenses decreased $95,000, or 8.1%, due to a decrease of $76,000, or 94.5%, in seasonal expenses related to snow removal costs and a decrease of $92,000 in cleaning expenses related to COVID-19 incurred during the three months ended March 31, 2020. During the same period, rental expense increased $71,000, or 22.6%, due to expenses related to the Connecticut branches. Advertising expense decreased $33,000, or 13.1%, furniture and equipment related expenses decreased $28,000, or 7.2%, and data processing expenses decreased $8,000, or 1.1%. Other expenses decreased $75,000, or 4.0%, from the three months ended March 31, 2020 to the three months ended June 30, 2020. Salaries and benefits of $7.2 million remained virtually unchanged from the three months ended March 31, 2020. For the three months ended June 30, 2020, the efficiency ratio was 71.5%, compared to 72.6% for the three months ended March 31, 2020.

Income Tax Provision

Income tax expense for the three months ended June 30, 2020 was $463,000, or an effective tax rate of 18.6%, compared to $584,000, or an effective tax rate of 21.9%, for three months ended March 31, 2020. The decrease in the Company’s effective tax rate was primarily due to the effect of lower projected pre-tax income for the fiscal year-end December 31, 2020.

Net Income for the Three Months Ended June 30, 2020 Compared to the Three Months Ended June 30, 2019

The Company reported net income of $2.0 million, or $0.08 diluted earnings per share, for the three months ended June 30, 2020, compared to net income of $3.3 million, or $0.12 diluted earnings per share, for the three months ended June 30, 2019. Return on average assets and return on average equity was 0.35% and 3.54%, respectively, for the three months ended June 30, 2020, as compared to 0.62% and 5.76%, respectively, for the three months ended June 30, 2019. The decrease was primarily due to a $2.1 million increase in the provision for loan losses from $350,000 for the three months ended June 30, 2019 to $2.5 million for the three months ended June 30, 2020.

Net Interest Income and Net Interest Margin

Net interest income increased $891,000, or 6.3%, to $15.1 million, for the three months ended June 30, 2020, from $14.2 million for the three months ended June 30, 2019. The increase in net interest income was due to a $115,000, or 0.6%, increase in interest and dividend income and a decrease in interest expense of $776,000, or 12.9%. Interest expense on deposits decreased $550,000, or 12.6%, and interest expense on FHLB borrowings decreased $226,000, or 13.7%. Net interest income for the three months ended June 30, 2020 includes interest income and fee income of $1.3 million from the PPP loan portfolio. Excluding PPP income, interest and dividend income decreased $369,000, or 2.6%, from $14.2 million during the three months ended June 30, 2019, compared to $13.8 million during the three months ended June 30, 2020.

The net interest margin was 2.74% for the three months ended June 30, 2020, compared to 2.89% for the three months ended June 30, 2019. The net interest margin, on a tax-equivalent basis, was 2.76% for the three months ended June 30, 2020, compared to 2.92% for the three months ended June 30, 2019. The decrease in the net interest margin was due to the continuing trend of market interest rates falling to historically low levels.

The average yield on interest-earning assets decreased 44 basis points from 4.15% for the three months ended June 30, 2019 to 3.71% for the three months ended June 30, 2020. During the three months ended June 30, 2020, the average cost of funds, including non-interest bearing demand accounts, decreased 29 basis points from 1.30% for the three months ended June 30, 2019 to 1.01% for the three months ended June 30, 2020. The average cost of core deposits, which include non-interest bearing demand accounts, decreased four basis points from 0.31% for the three months ended June 30, 2019 to 0.27% for the three months ended June 30, 2020. The average cost of time deposits decreased 27 basis points from 2.14% for the three months ended June 30, 2019 to 1.87% for the three months ended June 30, 2020. The average cost of FHLB borrowings decreased 43 basis points during the same period. For the three months ended June 30, 2020, average demand deposits, an interest-free source of funds, increased $141.6 million, or 39.0%, to $504.9 million, or 27.0% of total average deposits, from $363.3 million, or 22.2% of total average deposits for the three months ended June 30, 2019.

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During the three months ended June 30, 2020, average interest-earning assets increased $246.0 million, or 12.5%, to $2.2 billion compared to the three months ended June 30, 2019, primarily due to the increase in average loans of $271.2 million, or 16.1%. Excluding average PPP loans, average assets and average loans increased $93.1 million, or 4.7% and $118.3 million, or 7.0%, respectively, from the three months ended June 30, 2019 to the three months ended June 30, 2020.

Provision for Loan Losses

The provision for loan losses increased $2.1 million, or 600.0%, from $350,000 for the three months ended June 30, 2019 to $2.5 million for the three months ended June 30, 2020. The Company recorded net charge-offs of $34,000 for the three months ended June 30, 2020, as compared to net recoveries of $194,000 for the three months ended June 30, 2019. During the three months ended June 30, 2019, the Company recorded charge-offs of $629,000, primarily due to an existing substandard commercial loan relationship, offset by recoveries of $823,000. The recovery was primarily due to a previously charged-off loan from 2010. The increase in the provision for loan losses for the three months ended June 30, 2020 was primarily due to the impacts of the COVID-19 pandemic on multiple sectors.

Non-Interest Income

Non-interest income decreased $430,000, or 17.1%, to $2.1 million for the three months ended June 30, 2020, from $2.5 million for the three months ended June 30, 2019. Service charges and fees decreased $291,000, or 15.7%, and other non-interest income decreased $206,000, due to a decrease in commercial loans swap fees. The decrease in service charges and fees was due to a $201,000, or 49.3%, decrease in NSF and overdraft charges. The decrease in NSF and overdraft fees is primarily due to the increase in checking account balances during the three months ended June 30, 2020. During the three months ended June 30, 2020, the Company reported unrealized gains on marketable equity securities of $35,000 and realized gains on the sale of securities of $13,000, compared to unrealized gains on marketable equity securities of $79,000 and realized losses on the sale of securities of $96,000 during the three months ended June 30, 2019.

Non-Interest Expense

For the three months ended June 30, 2020, non-interest expense increased $105,000, or 0.9%, to $12.2 million, or 2.09% of average assets, from $12.1 million, or 2.31% of average assets, for the three months ended June 30, 2019. The increase in non-interest expense was primarily due to an increase in salaries and benefits of $291,000, or 4.2%, an increase in occupancy expense of $74,000, or 7.4%, primarily due to the new branches in Connecticut. FDIC expense increased $52,000, or 22.0%, professional fees increased $30,000, or 4.9%, and data processing expenses increased $5,000, or 0.7%. These increases were partially offset by a decrease of $151,000, or 40.8%, in advertising expense, a decrease of $132,000, or 6.9%, in other non-interest expense and a decrease of $64,000, or 15.0%, in furniture and equipment expense. For the three months ended June 30, 2020, the efficiency ratio was 71.5%, compared to 72.5% for the three months ended June 30, 2019.

Income Tax Provision

Income tax expense for the three months ended June 30, 2020 was $463,000, or an effective tax rate of 18.6%, compared to $971,000, or an effective tax rate of 23.0%, for three months ended June 30, 2019. The decrease in the Company’s effective tax rate was primarily due to the effect of lower projected pre-tax income for the fiscal year-end December 31, 2020.

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Net Income for the Six Months Ended June 30, 2020 Compared to the Six Months Ended June 30, 2019

For the six months ended June 30, 2020, the Company reported net income of $4.1 million, or $0.16 diluted earnings per share, compared to $6.7 million, or $0.25 diluted earnings per share, for the six months ended June 30, 2019. Return on average assets and return on average equity were 0.36% and 3.58% for the six months ended June 30, 2020, respectively, compared to 0.64% and 5.90% for the six months ended June 30, 2019, respectively.

Net Interest Income and Net Interest Margin

During the six months ended June 30, 2020, net interest income increased $1.1 million, or 3.9%, to $29.6 million, compared to $28.5 million for the six months ended June 30, 2019. The increase in net interest income was due to an increase of $445,000, or 1.1%, in interest and dividend income and a decrease in interest expense of $673,000, or 5.7%. For the six months ended June 30, 2020, interest and dividend income included $1.3 million in interest and fee income from PPP loans. Excluding the income from PPP loans, net interest income decreased $128,000, or 0.4%. The decrease in interest expense of $673,000, or 5.7%, was due to a $283,000, or 3.4% decrease in interest expense on deposits and a decrease of $390,000, or 11.4%, in interest expense on FHLB borrowings.

The net interest margin for the six months ended June 30, 2020 was 2.80%, compared to 2.92% during the six months ended June 30, 2019. The net interest margin, on a tax-equivalent basis, was 2.82% for the six months ended June 30, 2020, compared to 2.95% for the six months ended June 30, 2019. Excluding the PPP interest and fee income of $1.3 million, the net interest margin decreased from 2.92% for the three months ended June 30, 2019 to 2.78% for the three months ended June 30, 2020. The decrease in the net interest margin was due to the continuing trend of market interest rates falling to historically low levels.

The average yield on interest-earning assets decreased 28 basis points from 4.15% for the six months ended June 30, 2019 to 3.87% for the six months ended June 30, 2020. During the six months ended June 30, 2020, the average cost of funds, including non-interest bearing demand accounts, decreased 15 basis points from 1.58% for the six months ended June 30, 2019 to 1.43%. For the six months ended June 30, 2020, the average cost of core deposits, including noninterest-bearing demand deposits, of 0.30% was comparable to the same period in 2019. The average cost of time deposits decreased 8 basis points from 2.06% for the six months ended June 30, 2019 to 1.98% during the same period in 2020. The average cost of borrowings decreased 27 basis points from 2.95% for the six months ended June 30, 2019 to 2.68% for the six months ended June 20, 2020. For the six months ended June 30, 2020, average demand deposits, an interest-free source of funds, increased $92.9 million, or 26.2%, from $353.9 million, or 21.8% of total average deposits, for the six months ended June 30, 2019 to $446.7 million, or 25.1% of total average deposits, for the six months ended June 30, 2020. During the six months ended June 30, 2020, average interest-earning assets increased $157.3 million, or 8.0%, to $2.1 billion. The increase in average interest-earning assets was due to an increase in average loans of $184.8 million, or 11.0%, partially offset by a decrease in average securities of $32.2 million, or 12.7%. Excluding average PPP loans, average assets and average loans increased $80.8 million, or 4.1%, and $108.3 million, or 6.4%, respectively.

Provision for Loan Losses

For the six months ended June 30, 2020, the Company increased the provision for loan losses by $4.2 million from $400,000 at June 30, 2019 to $4.6 million at June 30, 2020. This increase was based on management’s evaluation of certain qualitative factors included in the determination of the allowance, primarily as a result of the abrupt slowdown in commercial economic activity resulting from actions announced by the State of Massachusetts to close all non-essential businesses in the state as well as the dramatic rise in the unemployment rate. As a result, the Company established a special COVID-19 pandemic provision to build reserves resulting from the economic effects the pandemic may have on multiple industries.  The increase in the loan provision for the six months ended June 30, 2020 related to COVID-19 factors was $1.5 million. For a breakout of the Company’s credit concentration, please see the “Credit Quality” section in this release. Management will continue to closely monitor portfolio conditions and reevaluate the adequacy of the allowance. While the level of payment deferrals and PPP loan assistance will reduce the short-term risk in the Bank’s loan portfolio, management expects some risk rating downgrades and the potential for an increase in charge-offs in future periods.

8

The Company recorded net charge-offs of $399,000 for the six months ended June 30, 2020, as compared to net recoveries of $30,000 for the six months ended June 30, 2019. During the six months ended June 30, 2020, the Company recorded charge-offs of $493,000, compared to $923,000 during the same period in 2019. The charge-offs recorded during the six months ended June 30, 2019 were primarily due to a partial charge-off of $440,000 related to one commercial and industrial loan relationship that was previously reported as substandard. During the six months ended June 30, 2019, the Company also recorded recoveries of $893,000, primarily due to a partial recovery of $812,000 related to a single commercial real estate loan previously charged-off in 2010. The increase in the provision for loan losses for the six months ended June 30, 2020 was primarily due to the impacts of the COVID-19 pandemic on multiple sectors.

Non-Interest Income

For the six months ended June 30, 2020, non-interest income of $4.6 million decreased $76,000, or 1.6%, compared to $4.7 million for the six months ended June 30, 2019. Service charges and fees decreased $150,000, or 4.3%, and other non-interest income decreased $29,000, or 13.6%. During the six months ended June 30, 2019, service charges and fees included $110,000 in non-recurring interchange fee income. During the six months ended June 30, 2020, the Company reported unrealized gains on marketable equity securities of $137,000 and a realized gain on the sale of securities of $36,000, compared to unrealized gains on marketable equity securities of $149,000 and a realized loss on the sale of securities of $61,000 during the six months ended June 30, 2019.

Non-Interest Expense

For the six months ended June 30, 2020, non-interest expense increased $396,000, or 1.6%, to $24.6 million, or 2.18% of average assets, compared to $24.2 million, or 2.31% of average assets for the six months ended June 30, 2019. The increase in non-interest expense was primarily due to the $683,000, or 5.0%, increase in salaries and employee benefits, an increase in occupancy expense of $70,000, or 3.2%, an increase in data processing expenses of $55,000, or 4.0%, and an increase in FDIC insurance expense of $27,000, or 6.6%. These increases were partially offset by a $263,000, or 35.8%, decrease in advertising expense, a decrease of $78,000, or 9.4%, in furniture and equipment related expenses, a decrease in professional fees of $76,000, or 5.8%, and a decrease of $22,000, or 0.6%, in other non-interest expenses. For the six months ended June 30, 2019, the efficiency ratio was 72.1%, compared to 72.9% for the six months ended June 30, 2019.

Income Tax Provision

Income tax expense for the six months ended June 30, 2020 was $1.0 million, or an effective tax rate of 20.3%, compared to $2.0 million, or an effective tax rate of 22.7%, for six months ended June 30, 2019. The decrease in the Company’s effective tax rate was primarily due to the effect of lower projected pre-tax income for the fiscal year-end December 31, 2020.

Balance Sheet

At June 30, 2020, total assets were $2.4 billion, an increase of $253.4 million, or 11.6%, from December 31, 2019. During the same period, total loans increased $223.5 million, or 12.6%, securities available-for-sale decreased $3.2 million, or 1.4%, and cash and cash equivalents increased $38.1 million, or 154.0%.

Loans

Total loans increased $223.5 million, or 12.6%, primarily due to a $204.1 million, or 82.0%, increase in commercial and industrial loans. Excluding PPP loans of $221.9 million, commercial and industrial loans decreased $17.8 million, or 7.2%, from December 31, 2019. Commercial real estate loans increased $15.8 million, or 1.9%, and residential real estate loans, which include home equity loans, increased $10.4 million, or 1.5%. The decrease in commercial and industrial loans of $17.8 million, or 7.2%, was due to pay downs on existing revolving lines of credit of approximately $35.6 million, or 36.2%, from March 31, 2020 to June 30, 2020, after increasing $13.0 million, or 15.2%, from December 31, 2019 to March 31, 2020.

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The following table is a summary of our outstanding loan balances for the periods indicated:

	June 30, 2020	December 31, 2019
	(Dollars in thousands)
Commercial real estate loans	$832,676	$816,886
Residential real estate loans:
Residential	607,020	597,727
Home equity	103,611	102,517
Total residential real estate loans	710,631	700,244

Commercial and industrial loans
PPP loans	221,940	—
Commercial and industrial loans	231,052	248,893
Total commercial and industrial loans	452,992	248,893

Consumer loans	5,280	5,747
Total gross loans	2,001,579	1,771,770
Unamortized PPP loan fees	(5,969)	—
Unamortized premiums and net deferred loans fees and costs	3,923	4,264
Total loans	$1,999,533	$1,776,034

Credit Quality

Management continues to remain attentive to any signs of deterioration in borrowers’ financial conditions and is proactive in taking the appropriate steps to mitigate risk. At June 30, 2020, nonperforming loans totaled $10.4 million, or 0.59% of total loans excluding PPP loans, compared to $9.9 million, or 0.56% of total loans at December 31, 2019 and $14.9 million, or 0.87% of total loans at June 30, 2019. There were no loans 90 or more days past due and still accruing interest. Nonperforming assets to total assets, excluding PPP loans, was 0.47% and 0.45% at June 30, 2020 and December 31, 2019, respectively, and 0.70% at June 30, 2019. The allowance for loan losses as a percentage of total loans, excluding PPP loans, which do not require an allowance for loan losses, was 1.03% at June 30, 2020, compared to 0.79% at December 31, 2019. The allowance for loan losses as a percentage of total loans, excluding loans acquired from Chicopee, which were recorded at fair value with no related allowance for loan losses, as well as PPP loans, was 1.26% at June 30, 2020 and 1.01% at December 31, 2019. At June 30, 2020, the allowance for loan losses as a percentage of nonperforming loans was 175.5%, compared to 142.7% at December 31, 2019.

On March 23, 2020, the Governor of Massachusetts issued an emergency order requiring all businesses and organizations that do not provide COVID-19 essential services to close their physical workplaces and facilities to workers, customers and the public from March 24, 2020 until April 7, 2020, which was subsequently extended to May 18, 2020. The order has put significant pressure on the local business community.  As of July 8, 2020, Massachusetts is now in Phase 3 of the re-opening plan. The following industries are open with restrictions: construction, manufacturing, houses of worship, office spaces (limited), hair and nail salons, spas, pet grooming, car washes, retailers, including malls, hotels and motels (no events, functions or conferences), restaurants, golf courses, fitness and health centers, casinos, gaming floors, theaters and museums. The final phase, the “new normal,” will not be allowed to open until an effective treatment or vaccine is discovered.

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The following table provides some insight into the composition of the Bank's loan portfolio and loan modifications, excluding PPP loans:

Commercial Real Estate	% of Total Loans	% of Bank Risk-Based Capital	% of Balance Modified
Apartment	10%	77%	21%
Office	7%	58%	13%
Retail/shopping	7%	51%	46%
Industrial	6%	49%	8%
Hotel	3%	24%	61%
Other	2%	14%	24%
Mixed-use	2%	17%	44%
Residential non-owner	2%	19%	21%
Auto sales	2%	16%	44%
Adult care/Assisted living	2%	16%	20%
College/school	1%	11%	1%
Gas station/convenience store	1%	5%	2%
Restaurant	1%	5%	40%
Auto service	1%	5%	12%
Total commercial real estate	47%		24%

Commercial and Industrial Loans	% of Total Loans	% of Bank Risk-Based Capital	% of Balance Modified
Manufacturing	3%	24%	5%
Wholesale trade	2%	19%	2%
Specialty trade	1%	6%	0%
Heavy and civil engineering construction	1%	6%	2%
Educational services	1%	8%	1%
Healthcare and social assistance	1%	5%	32%
Transportation and warehouse	1%	5%	62%
Auto sales	0%	3%	23%
All other C&I(1)	3%	27%	6%
Total commercial and industrial loans	13%		9%

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Residential and Consumer Loans	% of Total Loans	% of Bank Risk-Based Capital	% of Balance Modified
Residential real estate	34%	269%	6%
Home equity line of credit	4%	28%	2%
Home equity loan	2%	18%	4%
Consumer loans	0%	2%	3%
Total residential and consumer loans	40%		6%

Total Portfolio	% of Total Loans	% of Bank Risk-Based Capital	% of Balance Modified
Commercial real estate	47%	369%	24%
Commercial and industrial	13%	102%	9%
Residential real estate	34%	269%	6%
Home equity loans	6%	46%	3%
Consumer loans	0%	2%	3%
Total			15%

________________________________

(1)	Other consists of multiple industries, which individually are less than 1% of the total loan portfolio.

Although the Bank's loan portfolio contains impacted sectors, the concentration limits remain acceptable, with no sector, excluding residential, representing more than 100% of the Bank's total risk-based capital.  The Company monitors lending exposure by industry classification to determine potential risk associated with industry concentrations, if any, that could lead to additional credit loss exposure. As stated above, as a result of the COVID-19 pandemic, the Company identified sectors that have been materially impacted including, but not limited to: hospitality, retail, and restaurants and food service. These sectors potentially carry a higher level of credit risk, as many of these borrowers have incurred a significant negative impact to their businesses resulting from the governmental stay-at-home orders as well as travel limitations.

Deposits

At June 30, 2020, total deposits were $1.9 billion, an increase of $270.0 million, or 16.1%, from December 31, 2019, primarily due to a $294.0 million, or 28.7%, increase in core deposits. Core deposits, which the Company defines as all deposits except time deposits, increased from $1.0 billion, or 61.1% of total deposits, at December 31, 2019, to $1.3 billion, or 67.7% of total deposits, at June 30, 2020. Non-interest-bearing deposits increased $143.3 million, or 36.4%, to $536.6 million, interest-bearing checking accounts increased $33.6 million, or 47.8%, to $103.7 million, savings accounts increased $26.9 million, or 21.3%, to $153.3 million, and money market accounts increased $90.2 million, or 20.7%, to $525.6 million. The increase in core deposits of $294.0 million, or 28.7%, can be attributed to the government stimulus for individuals, lower consumer spending over the last several months, tax payment delays to July 15, 2020, as well as PPP loan funds that may not be fully utilized at June 30, 2020.

Time deposits decreased $23.9 million, or 3.7%, from $652.6 million at December 31, 2019 to $628.7 million at June 30, 2020. Brokered deposits, which are included within time deposits, were $21.7 million at June 30, 2020 and $21.5 million at December 31, 2019.

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FHLB and Federal Reserve Advances

FHLB advances decreased $43.8 million, or 18.2%, from $240.5 million at December 31, 2019, to $196.7 million at June 30, 2020. Advances under the Federal Reserve Bank’s Payroll Protection Program Liquidity Facility (“PPPLF”) totaled $26.4 million at June 30, 2020, representing 11.9% of the PPP loan portfolio. The increase in low cost deposits in the second quarter provided funding for the PPP loan portfolio. The Company has access to the PPPLF in the next two years to fund the PPP loan portfolio, if necessary.

Capital

At June 30, 2020, shareholders’ equity was $229.5 million, or 9.4% of total assets, compared to $232.0 million, or 10.6% of total assets, at December 31, 2019. The decrease in shareholders’ equity reflects $8.1 million for the repurchase of the Company’s shares and the payment of regular cash dividends of $2.5 million, both partially offset by net income of $4.1 million and a decrease of $3.3 million in accumulated other comprehensive loss. Total shares outstanding as of June 30, 2019 were 25,644,334.

The Company’s book value per share increased by $0.21, or 2.4%, to $8.95 at June 30, 2020, from $8.74 at December 31, 2019. The Company’s tangible book value per share increased by $0.20, or 2.5%, to $8.34 at June 30, 2020 from $8.14 at December 31, 2019. The Bank’s regulatory capital ratios continued to exceed the levels required to be considered “well-capitalized” under federal banking regulations.

Share Repurchase

On January 29, 2019, the Board of Directors authorized the 2019 Plan under which the Company may purchase up to 2,814,200 shares, or 10% of its outstanding common stock. During the six months ended June 30, 2020, the Company repurchased 1,009,731 shares under the 2019 Plan. As of June 30, 2020, there were 117,135 shares remaining under the 2019 Plan. As previously mentioned, on March 24, 2020, the Board of Directors approved a suspension of the 2019 Plan in response to the COVID-19 pandemic. This action is effective until further notice but the Company retains the ability to reinstate its buyback program as soon as circumstances warrant.

Although the Company has historically paid quarterly dividends on its common stock and currently intends to continue to pay such dividends, the Company’s ability to pay such dividends depends on a number of factors, including restrictions under federal laws and regulations on the Company’s ability to pay dividends, and as a result, there can be no assurance that dividends will continue to be paid in the future.

About Western New England Bancorp, Inc.

Western New England Bancorp, Inc. is a Massachusetts-chartered stock holding company and the parent company of Westfield Bank, CSB Colts, Inc., Elm Street Securities Corporation, WFD Securities, Inc. and WB Real Estate Holdings, LLC. Western New England Bancorp, Inc. and its subsidiaries are headquartered in Westfield, Massachusetts and operate 25 banking offices throughout western Massachusetts and northern Connecticut. To learn more, visit our website at www.westfieldbank.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to the Company’s financial condition, liquidity, results of operations, future performance, business, measures being taken in response to the COVID-19 pandemic and the impact of the COVID-19 impact on the Company’s business. Forward-looking statements may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” and “potential.”  Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business that are subject to various factors which could cause actual results to differ materially from these estimates.  These factors include, but are not limited to:

•	the duration and scope of the COVID-19 pandemic and the local, national and global impact of COVID-19;
•	actions governments, businesses and individuals take in response to the COVID-19 pandemic;
•	the pace of recovery when the COVID-19 pandemic subsides;

13

•	changes in the interest rate environment that reduce margins;
•	the effect on our operations of governmental legislation and regulation, including changes in accounting regulation or standards, the nature and timing of the adoption and effectiveness of new requirements under the Dodd-Frank Act Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank Act”), Basel guidelines, capital requirements and other applicable laws and regulations;
•	the highly competitive industry and market area in which we operate;
•	general economic conditions, either nationally or regionally, resulting in, among other things, a deterioration in credit quality;
•	changes in business conditions and inflation;
•	changes in credit market conditions;
•	the inability to realize expected cost savings or achieve other anticipated benefits in connection with business combinations and other acquisitions;
•	changes in the securities markets which affect investment management revenues;
•	increases in Federal Deposit Insurance Corporation deposit insurance premiums and assessments;
•	changes in technology used in the banking business;
•	the soundness of other financial services institutions which may adversely affect our credit risk;
•	certain of our intangible assets may become impaired in the future;
•	our controls and procedures may fail or be circumvented;
•	new lines of business or new products and services, which may subject us to additional risks;
•	changes in key management personnel which may adversely impact our operations;
•	severe weather, natural disasters, acts of war or terrorism and other external events which could significantly impact our business; and
•	other factors detailed from time to time in our SEC filings.

Although we believe that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from the results discussed in these forward-looking statements.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  We do not undertake any obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except to the extent required by law.

14

WESTERN NEW ENGLAND BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Net Income and Other Data

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended					Six Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,	June 30,
	2020	2020	2019	2019	2019	2020	2019
INTEREST AND DIVIDEND INCOME:
Loans	$18,999	$18,747	$19,366	$19,111	$18,302	$37,746	$36,360
Securities	1,165	1,399	1,431	1,465	1,630	2,564	3,320
Other investments	157	182	195	192	210	339	446
Short-term investments	9	62	45	36	73	71	149
Total interest and dividend income	20,330	20,390	21,037	20,804	20,215	40,720	40,275

INTEREST EXPENSE:
Deposits	3,817	4,236	4,417	4,454	4,367	8,053	8,336
Long-term debt	874	1,014	1,069	1,102	1,051	1,888	2,190
Short-term borrowings	547	587	627	720	596	1,134	1,222
Total interest expense	5,238	5,837	6,113	6,276	6,014	11,075	11,748

Net interest and dividend income	15,092	14,553	14,924	14,528	14,201	29,645	28,527

PROVISION FOR LOAN LOSSES	2,450	2,100	1,000	1,275	350	4,550	400

Net interest and dividend income after provision for loan losses	12,642	12,453	13,924	13,253	13,851	25,095	28,127

NON-INTEREST INCOME:
Service charges and fees	1,559	1,774	1,863	2,018	1,850	3,333	3,483
Income from bank-owned life insurance	480	441	452	444	478	921	903
Gain (loss) on sales of securities, net	13	23	(85)	49	(96)	36	(61)
Unrealized gain (loss) on marketable equity securities	35	102	(29)	45	79	137	149
Other income	—	185	205	55	206	185	214
Total non-interest income	2,087	2,525	2,406	2,611	2,517	4,612	4,688

NON-INTEREST EXPENSE:
Salaries and employees benefits	7,167	7,172	7,105	6,893	6,876	14,339	13,656
Occupancy	1,072	1,167	1,030	975	998	2,239	2,169
Furniture and equipment	363	391	417	424	427	754	832
Data processing	707	715	703	710	702	1,422	1,367
Professional fees	637	599	581	546	607	1,236	1,312
FDIC insurance	288	151	13	5	236	439	412
Advertising expense	219	252	234	364	370	471	734
Other	1,792	1,867	1,822	1,823	1,924	3,659	3,681
Total non-interest expense	12,245	12,314	11,905	11,740	12,140	24,559	24,163

INCOME BEFORE INCOME TAXES	2,484	2,664	4,425	4,124	4,228	5,148	8,652

INCOME TAX PROVISION	463	584	988	899	971	1,047	1,965
NET INCOME	$2,021	$2,080	$3,437	$3,225	$3,257	$4,101	$6,687

Basic earnings per share	$0.08	$0.08	$0.13	$0.12	$0.13	$0.16	$0.25
Weighted average shares outstanding	24,927,619	25,565,138	25,819,623	25,854,040	26,047,187	25,246,378	26,539,618
Diluted earnings per share	$0.08	$0.08	$0.13	$0.12	$0.12	$0.16	$0.25
Weighted average diluted shares outstanding	24,927,619	25,617,920	25,946,894	25,969,365	26,160,169	25,272,769	26,653,929

Other Data:
Return on average assets(1)	0.35%	0.38%	0.63%	0.60%	0.62%	0.36%	0.64%
Return on average equity(1)	3.54%	3.62%	5.82%	5.53%	5.76%	3.58%	5.90%
Efficiency ratio(2)	71.48%	72.64%	68.25%	68.88%	72.54%	72.05%	72.94%
Net interest margin, on a fully tax-equivalent basis	2.76%	2.89%	2.93%	2.91%	2.92%	2.82%	2.95%

________________________________

(1)	Annualized.
(2)	The efficiency ratio represents the ratio of operating expenses divided by the sum of net interest and dividend income and non-interest income, excluding realized and unrealized gains and losses on securities.
15

WESTERN NEW ENGLAND BANCORP, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Dollars in thousands)

(Unaudited)

	June 30,	March 31,	December 31,	September 30,	June 30,
	2020	2020	2019	2019	2019
Cash and cash equivalents	$62,832	$26,675	$24,741	$45,399	$25,688
Securities available-for-sale, at fair value	224,509	215,118	227,708	231,258	234,999
Marketable equity securities, at fair value	6,941	6,875	6,737	6,726	6,639
Federal Home Loan Bank of Boston and other restricted stock - at cost	10,870	11,994	14,477	13,064	11,756

Loans	1,999,533	1,804,175	1,776,034	1,751,582	1,722,161
Allowance for loan losses	(18,253)	(15,837)	(14,102)	(13,272)	(12,423)
Net loans	1,981,280	1,788,338	1,761,932	1,738,310	1,709,738

Bank-owned life insurance	71,972	71,492	71,051	70,599	70,155
Goodwill	12,487	12,487	12,487	12,487	12,487
Core deposit intangible	3,125	3,219	3,312	3,406	3,500
Other assets	60,890	54,130	59,031	52,435	52,182
TOTAL ASSETS	$2,434,906	$2,190,328	$2,181,476	$2,173,684	$2,127,144

Total deposits	$1,947,901	$1,705,984	$1,677,864	$1,669,515	$1,644,551
Short-term borrowings	35,000	45,000	35,000	35,000	50,000
Long-term debt	188,164	177,358	205,515	205,681	175,683
Other liabilities	34,321	34,177	31,073	31,507	27,194
TOTAL LIABILITIES	2,205,386	1,962,519	1,949,452	1,941,703	1,897,428

TOTAL SHAREHOLDERS' EQUITY	229,520	227,809	232,024	231,981	229,716

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$2,434,906	$2,190,328	$2,181,476	$2,173,684	$2,127,144

16

WESTERN NEW ENGLAND BANCORP, INC. AND SUBSIDIARIES

Other Data

(Dollars in thousands, except per share data)

(Unaudited)

	June 30,	March 31,	December 31,	September 30,	June 30,
	2020	2020	2019	2019	2019
Other Data:

Shares outstanding at end of period	25,644,334	25,644,334	26,557,981	26,561,742	26,703,468

Book value per share	$8.95	$8.88	$8.74	$8.73	$8.60
Tangible book value per share	8.34	8.27	8.14	8.14	8.00
30-89 day delinquent loans	6,929	7,735	9,418	9,176	7,165
30-89 day delinquent loans acquired from Chicopee, net of purchase accounting adjustments	2,935	3,788	6,573	3,270	3,160
Total delinquent loans	12,041	12,448	13,802	13,435	14,712
Total delinquent loans as a percentage of total loans	0.60%	0.69%	0.78%	0.77%	0.85%
Nonperforming loans	$10,400	$9,664	$9,881	$11,058	$14,920
Nonperforming loans acquired from Chicopee, net of purchase accounting adjustments	5,125	5,561	5,743	4,122	3,938
Nonperforming loans as a percentage of total loans	0.52%	0.54%	0.56%	0.63%	0.87%
Nonperforming loans as a percentage of total loans, excluding PPP loans	0.59%	—	—	—	—
Nonperforming assets as a percentage of total assets	0.43%	0.44%	0.45%	0.51%	0.70%
Nonperforming assets as a percentage of total assets, excluding PPP loans	0.47%	—	—	—	—
Allowance for loan losses as a percentage of nonperforming loans	175.51%	163.88%	142.72%	120.02%	83.26%
Allowance for loan losses as a percentage of total loans	0.91%	0.88%	0.79%	0.76%	0.72%
Allowance for loan losses as a percentage of total loans, excluding PPP loans	1.03%	—	—	—	—
Allowance for loan losses as a percentage of total loans, excluding loans acquired from Chicopee recorded at fair value with no corresponding allowance	1.09%	1.09%	1.01%	0.99%	0.96%
Allowance for loan losses as a percentage of total loans, excluding loans acquired from Chicopee recorded at fair value with no corresponding allowance, and PPP loans	1.26%	—	—	—	—

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The following tables set forth the information relating to our average balances and net interest income for the three months ended June 30, 2020, March 31, 2020, and June 30, 2019 and reflect the average yield on interest-earning assets and average cost of interest-bearing liabilities for the periods indicated.

	Three Months Ended
	June 30, 2020			March 31, 2020			June 30, 2019
	Average		Average Yield/	Average		Average Yield/	Average		Average Yield/
	Balance	Interest(8)	Cost	Balance	Interest(8)	Cost	Balance	Interest(8)	Cost
	(Dollars in thousands)
ASSETS:
Interest-earning assets
Loans(1)(2)	$1,959,790	$19,106	3.92%	$1,782,500	$18,876	4.26%	$1,688,553	$18,434	4.38%
Securities(2)	217,816	1,170	2.16	225,933	1,404	2.50	249,110	1,635	2.63
Other investments	15,728	157	4.01	16,762	182	4.37	15,131	210	5.57
Short-term investments(3)	20,637	9	0.18	17,557	62	1.42	15,134	73	1.93
Total interest-earning assets	2,213,971	20,442	3.71	2,042,752	20,524	4.04	1,967,928	20,352	4.15
Total non-interest-earning assets	141,310			137,665			137,749
Total assets	$2,355,281			$2,180,417			$2,105,677

LIABILITIES AND EQUITY:
Interest-bearing liabilities
Interest-bearing checking accounts	$83,345	86	0.42	$70,209	75	0.43	$70,619	94	0.53
Savings accounts	148,566	37	0.10	131,868	34	0.10	126,855	42	0.13
Money market accounts	496,245	720	0.58	446,234	753	0.68	396,555	601	0.61
Time deposit accounts	640,129	2,974	1.87	651,424	3,374	2.08	679,909	3,630	2.14
Total interest-bearing deposits	1,368,285	3,817	1.12	1,299,735	4,236	1.31	1,273,938	4,367	1.37
Short-term borrowings and long-term debt	221,057	1,421	2.59	231,989	1,601	2.78	218,419	1,647	3.02
Total interest-bearing liabilities	1,589,342	5,238	1.33	1,531,724	5,837	1.53	1,492,357	6,014	1.62
Non-interest-bearing deposits	504,885			388,590			363,329
Other non-interest-bearing liabilities	31,214			29,466			23,210
Total non-interest-bearing liabilities	536,099			418,056			386,539
Total liabilities	2,125,441			1,949,780			1,878,896
Total equity	229,840			230,637			226,781
Total liabilities and equity	$2,355,281			$2,180,417			$2,105,677
Less: Tax-equivalent adjustment(2)		(112)			(134)			(137)
Net interest and dividend income		$15,092			$14,553			$14,201
Net interest rate spread(4)			2.37%			2.48%			2.50%
Net interest rate spread, on a tax-equivalent basis(5)			2.38%			2.51%			2.53%
Net interest margin(6)			2.74%			2.87%			2.89%
Net interest margin, on a tax-equivalent basis(7)			2.76%			2.89%			2.92%

Ratio of average interest-earning assets to average interest-bearing liabilities			139.30%			133.36%			131.87%

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The following tables set forth the information relating to our average balances and net interest income for the six months ended June 30, 2020 and 2019 and reflect the average yield on interest-earning assets and average cost of interest-bearing liabilities for the periods indicated.

	Six Months Ended June 30,
	2020			2019
	Average		Average Yield/	Average		Average Yield/
	Balance	Interest (8)	Cost	Balance	Interest (8)	Cost
	(Dollars in thousands)
ASSETS:
Interest-earning assets
Loans(1)(2)	$1,871,145	$37,981	4.08%	$1,686,336	$36,613	4.38%
Securities(2)	221,875	2,575	2.33	254,116	3,330	2.64
Other investments	16,245	339	4.20	15,535	446	5.79
Short-term investments(3)	19,097	71	0.75	15,123	149	1.99
Total interest-earning assets	2,128,362	40,966	3.87	1,971,110	40,538	4.15
Total non-interest-earning assets	139,487			135,820
Total assets	$2,267,849			$2,106,930

LIABILITIES AND EQUITY:
Interest-bearing liabilities
Interest-bearing checking accounts	$76,777	161	0.42	$71,770	175	0.49
Savings accounts	140,217	71	0.10	124,743	75	0.12
Money market accounts	471,240	1,473	0.63	395,889	1,157	0.59
Time deposit accounts	645,776	6,348	1.98	676,898	6,929	2.06
Total interest-bearing deposits	1,334,010	8,053	1.21	1,269,300	8,336	1.32
Short-term borrowings and long-term debt	226,523	3,022	2.68	233,615	3,412	2.95
Total interest-bearing liabilities	1,560,533	11,075	1.43	1,502,915	11,748	1.58
Non-interest-bearing deposits	446,738			353,854
Other non-interest-bearing liabilities	30,340			21,798
Total non-interest-bearing liabilities	477,078			375,652
Total liabilities	2,037,611			1,878,567
Total equity	230,238			228,363
Total liabilities and equity	$2,267,849			$2,106,930
Less: Tax-equivalent adjustment(2)		(246)			(263)
Net interest and dividend income		$29,645			$28,527
Net interest rate spread(4)			2.42%			2.54%
Net interest rate spread, on a tax-equivalent basis(5)			2.44%			2.57%
Net interest margin(6)			2.80%			2.92%
Net interest margin, on a tax-equivalent basis(7)			2.82%			2.95%
Ratio of average interest-earning assets to average interest-bearing liabilities			136.39%			131.15%

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(1)	Loans, including non-accrual loans, are net of deferred loan origination costs and unadvanced funds.
(2)	Loan and securities income are presented on a tax-equivalent basis using a tax rate of 21%. The tax-equivalent adjustment is deducted from tax-equivalent net interest and dividend income to agree to the amount reported on the consolidated statements of net income.
(3)	Short-term investments include federal funds sold.
(4)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(5)	Net interest rate spread, on a tax-equivalent basis, represents the difference between the tax-equivalent weighted average yield on interest-earning assets and the tax-equivalent weighted average cost of interest-bearing liabilities.
(6)	Net interest margin represents net interest and dividend income as a percentage of average interest-earning assets.
(7)	Net interest margin, on a tax-equivalent basis, represents tax-equivalent net interest and dividend income as a percentage of average interest-earning assets.
(8)	Acquired loans, time deposits and borrowings are recorded at fair value at the time of acquisition. The fair value marks on the loans, time deposits and borrowings acquired accrete and amortize into net interest income over time. For the three months ended June 30, 2020, March 31, 2020 and June 30, 2019, the loan accretion income and interest expense reduction on time deposits and borrowings (decreased) increased net interest income $(54,000), $82,000 and $(79,000), respectively, and for the six months ended June 30, 2020 and June 30, 2019, the loan accretion income and interest expense reduction on time deposits and borrowings increased (decreased) net interest income $28,000 and $(58,000), respectively. Excluding these items, net interest margin for the three months ended June 30, 2020, March 31, 2020 and June 30, 2019 was 2.77%, 2.87% and 2.94%, respectively, and the net interest margin for the six months ended June 30, 2020 and June 30, 2019 was 2.82% and 2.95%, respectively.

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